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                                                                  EXHIBIT 99


                               [BW/IP LETTERHEAD]



News Release



May 6, 1997
NEWS FROM:        BW/IP, INC.

SUBJECT:          BW/IP, INC. AND DURCO INTERNATIONAL INC.
                  ANNOUNCE MERGER AGREEMENT

FOR INFORMATION:  Dan Peoples (562) 491-5086 or (619) 552-1456
                  Cheryl McNeal, Durco International  (513) 476-6106

LONG BEACH, CA AND DAYTON, OH - Durco International Inc. (NASD: DURI) and BW/IP, Inc. (NYSE: BWF) announced today that the two industrial manufacturing companies have agreed to merge in a stock-for-stock merger of equals that will be accounted for as a pooling of interests transaction. Post-merger, the company will operate under a new name, which will be announced before the transaction closes. BW/IP and Durco are two of the leading manufacturers and distributors of pumps, seals, valves and control valves in the U.S., and the strategic combination will create a leading global supplier of fluid handling and control equipment.

     The agreement calls for Durco shareholders to retain their present shares, and for BW/IP shareholders to receive 0.6968 shares of Durco common stock.

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2    - BW/IP, Inc. and DURCO International Inc. Announce Merger Agreement

     The exchange ratio was based on the average ratio of closing share prices for the 15 consecutive trading days ended May 2, 1997.

     Bernard G. Rethore, BW/IP's chairman, president, and chief executive officer, will become chairman and chief executive officer of the new company. William M. Jordan, Durco's chairman, president and chief executive officer, will become president and chief operating officer of the new company.

     Following the merger, Durco's Board of Directors will consist of 11 people, five designated by Durco (including Mr. Jordan), four designated by BW/IP (including Mr. Rethore), and two new Directors unaffiliated with either company.

     Mr. Rethore said, "This merger provides critical mass and creates a company that is stronger and better able to service our customers. By merging our two companies, we are creating the most cost-effective organization possible and adding value for shareholders of both companies. We expect as a result of this merger to achieve sales increases in excess of current growth rates and an expected run rate of total synergies - including cost savings - of between $35 and $45 million over the next three years."

     Mr. Jordan said, "Our customers will now enjoy the convenience and cost efficiency of `one-stop shopping' in expanded areas of the world. The merger will allow us to become a true global supplier of a larger array of complementary products, including sophisticated pumps, valves and seals, than either company did individually. Our customers will benefit from enhanced customer service as we are able to offer broader product lines and more localized sales and service




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3    - BW/IP, Inc. and DURCO International Inc. Announce Merger Agreement

capabilities. And our employees will benefit from working for one of the leaders in a changing industry."

     The new company also will be financially stronger. It will have significant operating cash flows and a solidly capitalized balance sheet, enabling it to be very competitive in pursuing new business opportunities. Based on yesterday's closing share prices, the combined companies will have a market capitalization in excess of $1.2 billion. In 1996, the combined company would have had pro-forma sales of approximately $1.1 billion, and earnings from continuing operations of $71 million with total assets of $830 million.

    The combined company is expected to pay dividends consistent with the recent dividends paid by Durco (approximately $0.56 per share/year).

     Completion of the merger is subject to approval by the shareholders of both Durco and BW/IP at meetings that are expected to be held over the summer, and the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

     Durco and BW/IP have agreed to pay each other termination fees and to reimburse certain expenses in the event the merger is not consummated because of a competing transaction. The companies have also granted each other options for 19.9% of each other's common stock exerciseable under certain circumstances.

     BW/IP is a worldwide supplier of advanced-technology fluid transfer and control equipment, systems and services. Its principal products are pumps, mechanical seals and valves. BW/IP designs, manufactures, distributes and



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4    - BW/IP, Inc. and DURCO International Inc. Announce Merger Agreement

services throughout the world both highly engineered and standard centrifugal pumps primarily for use in the power and petroleum industries, mechanical seals and seal support systems primarily for use in the petroleum and chemical industries and valves for use in the power, process and marine industries. BW/IP has manufacturing facilities in seven countries and service centers in 20 countries.

    Durco is principally engaged in the design, manufacture and marketing of fluid handling equipment, primarily pumps, valves, control valves and mechanical seals, for the global process industry. Durco specializes in the development of precision-engineered equipment that is capable of withstanding the severely deteriorating effects associated with the flow of acids, chemical solutions, slurries and gases.
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